Exhibit 99.1

For more information contact:

Omar Choucair

Chief Financial Officer

DG

972/581-2000

JoAnn Horne

Market Street Partners

415/445-3233

DG REPORTS THIRD QUARTER 2012 RESULTS

Third Quarter Revenue Increases 11% to $93.8 Million

Dallas, TX — November 8, 2012 — DG® (NASDAQ: DGIT), the world’s leading ad management and distribution platform, today reported financial results for the third quarter of 2012.  Consolidated revenue for the three months ended September 30, 2012 increased 11% to $93.8 million, compared to $84.6 million in the same period of 2011.  DG’s third quarter loss from continuing operations, which includes a goodwill impairment charge related to the online segment of $208.2 million, was $219.7 million, or $7.96 per diluted share, compared to a loss of $2.7 million, or $0.10 per diluted share, in the year earlier period.  Third quarter Adjusted EBITDA was $27.6 million, compared to $30.7 million in the third quarter of 2011.

“In the short term, we saw improvement of the online business this quarter, continued increased shift towards HD in TV and greater opportunities to help our clients make the move to video across all screens” noted Neil Nguyen, President and CEO of Digital Generation “It is clear from conversations with large advertisers that video convergence is a disruptive force that is now gaining acceptance and momentum with DG uniquely positioned to benefit. But it is also clear that we need to stay focused and execute with even more urgency to overcome current trends.”

In July 2012, we announced that our Board of Directors was undergoing a strategic review of the feasibility and relative merits of various financial strategies for the Company, which may include partnerships, strategic business model alternatives, a sale or other transaction.  In connection therewith, we engaged Goldman Sachs to assist us in exploring strategic alternatives.  The Board established a Special Committee composed of independent directors who are exercising the full power of the Board regarding, and are controlling, the Company’s strategic alternatives process.  The strategic review process underway by the Special Committee is continuing and we do not intend to disclose developments in this process until such time as the Board of Directors approves or has a transaction or transactions to recommend to stockholders, or otherwise deems further disclosure appropriate.

Third quarter financial highlights include:

•                  DG generated consolidated revenue in the quarter of $93.8 million, an increase of 11% over the same period a year ago.

•                  The television segment generated revenue of $60.1 million, a decrease of 1% from the year earlier period.  HD advertising revenue increased 15% to $36.5 million from the year earlier period.

•                  The online segment generated revenue of $33.7 million, an increase of 40% from the year earlier period, due to DG’s acquisitions of MediaMind and EyeWonder during the 3rd quarter of 2011.

•                  As of September 30, 2012, DG reported $68.6 million of cash and short-term investments and reported $455.0 million outstanding under its long-term credit facility.

Online Segment Goodwill Charge

During the third quarter, the Company conducted a goodwill impairment test of our online reporting unit. We estimated the fair value of the online reporting unit using a weighting of fair values derived from an income approach and market approach. Upon estimating the fair value of the online unit’s goodwill, we determined it was less than its carrying value. As a result,  DG’s third quarter operating results include a $208.2 million non-cash charge before income taxes related to the write-down of our online reporting unit’s goodwill.

Third Quarter 2012 Financial Results Webcast

The Company’s third quarter conference call will be broadcast live on the Internet at 5:00 p.m. ET on November 8, 2012.  The webcast is open to the general public and all interested parties may access the live webcast on the Internet at the Company’s web site at www.dgit.com.  Please allow 15 minutes to register and download or install any necessary software.

Acquisitions / Dispositions / Discontinued Operations

The Company has completed several acquisitions that have impacted the comparability of the operating results presented.  The results of operations for each of the following entities have been included in the Company’s results since the acquisition date.

•                  MIJO Corporation (“MIJO”) on April 1, 2011 (included in television segment)

•                  MediaMind Technologies, Inc. (“MediaMind”) on July 26, 2011 (included in online segment)

•                  EyeWonder LLC, a Delaware LLC, and the equity interests of Chors GmbH, a German LLC (collectively, “EyeWonder”) on September 1, 2011 (included in online segment)

•                  Peer 39, Inc. (“Peer 39”) on April 30, 2012 (included in online segment)

•                  NCMG, Inc. (“North Country”) on July 31, 2012 (included in television segment)

We sold the net assets of our Springbox unit effective June 1, 2012 for estimated proceeds of $0.9 million, resulting in an after tax loss of $0.6 million.  Results of our Springbox unit have been included in discontinued operations for both 2012 and 2011.

Non-GAAP Financial Measure

In addition to providing financial measurements based on generally accepted accounting principles in the United States of America (GAAP), the Company has historically provided additional financial measures that are not prepared in accordance with GAAP (non-GAAP). Legislative and regulatory changes discourage the use of and emphasis on non-GAAP financial measures and require companies to explain why non-GAAP financial measures are relevant to management and investors. We believe that the inclusion of Adjusted EBITDA as a non-GAAP financial measure in this press release helps investors to gain a meaningful understanding of our past performance and future prospects, consistent with how management measures and forecasts our performance, especially when comparing such results to previous periods or forecasts. Our management uses Adjusted EBITDA as a non-GAAP financial measure, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods and to the performance of our competitors.

We use Adjusted EBITDA to measure the operating performance of our segments.  This measure also is used by management in its financial and operational decision-making. There are limitations associated with reliance on any non-GAAP financial measures because they are specific to our operations and financial performance, which makes comparisons with other companies’ financial results more challenging. By providing both GAAP and non-GAAP financial measures, we believe that investors are able to compare our GAAP results to those of other companies while also gaining a better understanding of our operating performance as evaluated by management.

The Company considers Adjusted EBITDA to be an important indicator of the overall performance of the Company because it eliminates the effects of events that are non-cash, or are not expected to recur as they are not part of our ongoing operations.

The Company defines “Adjusted EBITDA” as income from operations, before depreciation and amortization, share-based compensation, acquisition and integration expenses, and restructuring / impairment charges and benefits.  The Company considers Adjusted EBITDA to be an important indicator of the Company’s operational strength and performance and a good measure of the Company’s historical operating trends.

Adjusted EBITDA eliminates items that are either not part of our core operations, such as acquisition and integration expenses or do not require a cash outlay, such as share-based compensation and impairment charges.  Adjusted EBITDA also excludes depreciation and amortization expense, which is based on the Company’s estimate of the useful life of tangible and intangible assets.  These estimates could vary from actual performance of the asset, are based on historical costs, and may not be indicative of current or future capital expenditures.

Adjusted EBITDA should be considered in addition to, not as a substitute for, the Company’s operating income, as well as other measures of financial performance reported in accordance with GAAP.

Reconciliation of Non-GAAP Financial Measures

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, the Company is presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial measure to the comparable GAAP measure.

About DG

DG connects over 11,000 global advertisers and agencies with their targeted audiences through an expansive network of over 6,000 television broadcast stations and over 11,500 web publishers in 75 countries. The Company’s television division utilizes best-in-class network and content management technologies, creative and production resources, digital asset management and syndication services that enable advertisers and agencies to work faster, smarter and more competitively. The Company’s online division, MediaMind, allows marketers to benefit from optimized management of online advertising campaigns while maximizing data driven advertising. For more information, visit www.DGit.com.

Forward-Looking Statements

This release contains forward-looking statements relating to the Company. These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected.  Such risks and uncertainties include, among other things;

•                  our ability to further identify, develop and achieve commercial success for new products;

•                  delays in product development;

•                  the development of competing distribution and online services and products, and the pricing of competing services and products;

•                  our ability to protect our proprietary technologies;

•                  the shift of advertising spending by our customers to online and non-traditional media from television and radio;

•                  the demand for High Definition (HD) ad delivery by our customers;

•                  integrating MediaMind and other acquisitions with our operations, systems, personnel and technologies;

•                  our ability to successfully transition customers from our previous online acquisitions to our MediaMind digital platform for ad delivery;

•                  operating in a variety of foreign jurisdictions;

•                  fluctuations in currency exchange rates;

•                  adaption to new, changing, and competitive technologies;

•                  potential additional impairment of our goodwill and potential impairment our other long-lived assets;

and other risks relating to DG’s business which are set forth in the Company’s filings with the Securities and Exchange Commission.  DG assumes no obligation to publicly update or revise any forward-looking statements.

(Financial Tables Follow)

Digital Generation, Inc.

Unaudited Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Revenues	$93,818	$84,594	$283,003	$215,956
Cost of revenues	34,212	28,292	101,548	72,741
Sales and marketing	15,651	9,619	43,786	15,844
Research and development	5,168	5,546	17,013	10,891
General and administrative	11,163	10,394	33,045	25,003
Operating expenses, excluding depreciation and amortization, share-based compensation, acquisition and integration expenses and goodwill impairment	66,194	53,851	195,392	124,479
Adjusted EBITDA	27,624	30,743	87,611	91,477
Depreciation and amortization	14,542	11,318	41,403	25,702
Share-based compensation	4,439	4,382	13,816	7,592
Acquisition and integration expenses	1,379	10,571	5,556	13,776
Goodwill impairment	208,166	—	208,166	—
Operating income (loss)	(200,902)	4,472	(181,330)	44,407
Interest expense	7,835	6,477	23,766	6,709
Other, net	346	284	700	162
Interest expense and other, net	8,181	6,761	24,466	6,871
Income (loss) before income taxes from continuing operations	(209,083)	(2,289)	(205,796)	37,536
Provision for income taxes	10,644	408	12,134	16,847
Income (loss) from continuing operations	(219,727)	(2,697)	(217,930)	20,689
Loss from discontinued operations	—	(134)	(1,080)	(628)
Net income (loss)	$(219,727)	$(2,831)	$(219,010)	$20,061

Basic earnings (loss) per share:
Continuing operations	$(7.96)	$(0.10)	$(7.95)	$0.75
Discontinued operations	—	—	(0.04)	(0.03)
Total	$(7.96)	$(0.10)	$(7.99)	$0.72

Diluted earnings (loss) per share:
Continuing operations	$(7.96)	$(0.10)	$(7.95)	$0.74
Discontinued operations	—	—	(0.04)	(0.02)
Total	$(7.96)	$(0.10)	$(7.99)	$0.72

Weighted average common shares outstanding:
Basic	27,600	27,491	27,423	27,568
Diluted	27,600	27,491	27,423	27,861

Digital Generation, Inc.

Unaudited Consolidated Statements of Cash Flows

(In thousands)

	Nine Months Ended September 30,
	2012	2011
Cash flows from operating activities:
Net income (loss)	$(219,010)	$20,061
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Goodwill impairment	208,166	—
Depreciation of property and equipment	19,117	12,635
Amortization of intangibles	22,286	13,611
Deferred income taxes	7,167	(6,873)
Provision for accounts receivable losses	2,510	1,833
Share-based compensation	13,816	7,592
Loss on sale of Springbox unit	1,000	—
Other	672	553
Changes in operating assets and liabilities:
Accounts receivable	8,204	12,008
Other assets	3,504	(247)
Accounts payable and other liabilities	(14,592)	(8,133)
Deferred revenue	(852)	497
Net cash provided by operating activities	51,988	53,537

Cash flows from investing activities:
Purchases of property and equipment	(17,166)	(6,910)
Capitalized costs of developing software	(9,491)	(5,491)
Acquisitions, net of cash acquired	(10,089)	(499,945)
Long-term investment	(1,017)	—
Proceeds from sale of short-term investments	10,390	—
Other	(141)	(1,257)
Net cash used in investing activities	(27,514)	(513,603)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of costs	174	383
Purchases of treasury stock	—	(16,571)
Payment of tax withholding obligation in exchange for shares tendered	—	(1,129)
Proceeds from issuance of long-term debt	—	485,100
Payment of debt issuance costs	—	(12,019)
Repayments of capital leases	(398)	(298)
Repayments of long-term debt	(28,675)	(1,225)
Net cash provided by (used in) financing activities	(28,899)	454,241

Effect of exchange rate changes on cash and cash equivalents	451	(502)
Net decrease in cash and cash equivalents	(3,974)	(6,327)
Cash and cash equivalents at beginning of year	72,575	73,409

Cash and cash equivalents at end of period	$68,601	$67,082

Supplemental disclosures of cash flow information:
Cash paid for interest	$20,916	$5,445
Cash (received) paid for income taxes	$(1,184)	$25,327
Non-cash component of purchase price to acquire a business	$5,645	$—
Landlord lease incentives	$5,599	$—

Digital Generation, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2012	2011
	Unaudited
Cash and short-term investments	$68,601	$82,965
Accounts receivable, net	90,767	100,719
Property and equipment, net	68,541	54,159
Goodwill	380,950	580,229
Deferred income taxes	—	4,796
Intangibles, net	187,554	201,405
Other	32,378	33,204
Assets of discontinued operations	—	766
Total assets	$828,791	$1,058,243

Accounts payable and accrued liabilities	$36,291	$48,234
Deferred revenue	1,900	2,474
Deferred income taxes	12,236	9,477
Debt	454,983	483,033
Other	15,244	7,239
Total liabilities	520,654	550,457
Total stockholders’ equity	308,137	507,786
Total liabilities and stockholders’ equity	$828,791	$1,058,243